Exhibit 99.1

JPMorgan Chase
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REACHES SETTLEMENTS WITH THE FEDERAL HOUSING FINANCE AGENCY, FREDDIE MAC AND FANNIE MAE

Settlements Represent an Important Step Towards a Broader Resolution of Mortgage-
Backed Securities Matters

New York, October 25, 2013 - JPMorgan Chase has reached an agreement to resolve all of its mortgage-backed securities (MBS) litigation with the Federal Housing Finance Agency (FHFA) as conservator for Freddie Mac and Fannie Mae for $4 billion. This settlement resolves the firm’s largest MBS case and relates to approximately $33.8 billion of securities purchased by Fannie Mae and Freddie Mac from J.P. Morgan, Bear Stearns and Washington Mutual. The firm has also simultaneously agreed to resolve Fannie Mae’s and Freddie Mac’s repurchase claims associated with whole loan purchases from 2000 to 2008, for $1.1 billion.

Today’s settlements totaling $5.1 billion are an important step towards a broader resolution of the firm’s MBS-related matters with governmental entities, and reflect significant efforts by the Department of Justice and other federal and state governmental agencies.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact:	Sarah Youngwood	Media Contact:	Brian Marchiony
	(212) 270-7325		212-270-7433